FOR RELEASE SEPTEMBER 29, 2009 at 7:30 a.m. ET

Palatin Technologies to Receive $5 Million from AstraZeneca

CRANBURY, NJ – September 29, 2009 – Palatin Technologies, Inc. (NYSE Amex: PTN) today announced that it will receive $5 million from AstraZeneca relating to an amendment of its ongoing exclusive research collaboration and license agreement to discover, develop and commercialize compounds that target melanocortin receptors for treatment of obesity and related indications.

Under the terms of the amendment to the parties’ collaboration agreement, AstraZeneca has agreed to make a $2.5 million payment upon signing and, subject to completion of certain tasks relating to the program, $2.5 million in the first quarter of calendar year 2010. Under the amendment, the terms of the original collaboration and license agreement signed in January 2007 relating to milestone payments and royalty rates were restructured.

Palatin has completed an exploratory clinical study with a melanocortin receptor compound and has also agreed to conduct additional clinical studies under a clinical trial sponsored research agreement to be funded by AstraZeneca.

“We appreciate the efforts and dedication of our colleagues at AstraZeneca as we work together to advance the program and are enthusiastic about the promise of compounds that target melanocortin receptors for treatment of obesity and related indications,” stated Carl Spana, Ph.D., President and CEO of Palatin.

Researchers at Palatin and AstraZeneca are continuing to complete selection of a lead drug candidate for further commercial development. Under the agreement, AstraZeneca is responsible for product commercialization as well as product discovery and development costs.

About Palatin Technologies, Inc.

Palatin Technologies, Inc. is a biopharmaceutical company focused on discovering and developing targeted, receptor-specific small molecule and peptide therapeutics. Palatin’s strategy is to develop products and then form marketing collaborations with industry leaders in order to maximize their commercial potential. For additional information regarding Palatin, please visit Palatin Technologies’ website at www.palatin.com.

About AstraZeneca

AstraZeneca is a major international healthcare business engaged in the research, development, manufacturing and marketing of meaningful prescription medicines and supplier for healthcare services. AstraZeneca is one of the world’s leading pharmaceutical companies with healthcare sales of US $31.6 billion and is a leader in gastrointestinal, cardiovascular, neuroscience, respiratory, oncology and infectious disease medicines. For more information about AstraZeneca, please visit: www.astrazeneca.com.

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Forward-looking Statements

Statements about future expectations of Palatin Technologies, Inc., including statements about its development programs, proposed indications for its product candidates, pre-clinical activities, marketing collaborations, and all other statements in this document other than historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and as that term is defined in the Private Securities Litigation Reform Act of 1995. Palatin intends that such forward-looking statements be subject to the safe harbors created thereby. Palatin’s actual results may differ materially from those discussed in the forward-looking statements for various reasons, including, but not limited to Palatin’s ability to fund development of its technology, ability to establish and successfully complete clinical trials and pre-clinical studies and the results of those trials and studies, dependence on its partners for certain development activities, need for regulatory approvals and commercial acceptance of its products, ability to protect its intellectual property, and other factors discussed in the Palatin’s periodic filings with the Securities and Exchange Commission. Palatin is not responsible for updating for events that occur after the date of this press release.

Palatin Technologies Investor Inquiries:	Palatin Technologies Media Inquiries:
Stephen T. Wills, CPA, MST	Susan Neath, Burns McClellan
EVP-Operations / Chief Financial Officer	Tel: (212) 213-0006
(609) 495-2200/info@palatin.com	sneath@burnsmc.com

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